As filed with the Securities and Exchange Commission on March 20, 2015
                                                                                                                                                                     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0264467
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30452 Esperanza Rancho Santa Margarita, California
(Address of Principal Executive Offices)	92688 (Zip Code)

LIQUIDMETAL TECHNOLOGIES, iNC. 2015 EQUITY Incentive Plan
(Full title of the plan)

Thomas Steipp

President and Chief Executive Officer

Liquidmetal Technologies, Inc.

30452 Esperanza

Rancho Santa Margarita, California 92688

(949) 635-2100

(Name, address and telephone number, including area

code, of agent for service)

With a copy to: Curt P. Creely, Esq. Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 Phone: (813) 229-2300 Fax: (813) 221-4210

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☒ Non-accelerated filer ☐ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	40,000,000 shares	$0.135 (2)	$5,400,000 (2)	$627.48

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), which become issuable under the plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated based on the average of the high and low sales prices of a share of Common Stock on March 16, 2015, which is within five business days prior to the filing date of this Registration Statement

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Form S-8 will be sent or given to employees and directors of Liquidmetal Technologies, Inc. (referred to herein as the “Corporation,” “Company,” “Registrant,” “our,” “we” or “us”) eligible to participate in the Liquidmetal Technologies, Inc. 2015 Equity Incentive Plan (the “2015 Plan”), in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be and are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 4, 2015 (File No. 001-31332);

(b)

all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above; and

(c)

the description of the Company’s Common Stock incorporated herein by reference from the Company’s Registration Statement on Form 8-A filed with the Commission on May 20, 2002 (File No. 001-31332), including any amendment or report filed for the purpose of updating such description.

In addition, this Registration Statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this Registration Statement from the respective dates on which we file them. Notwithstanding the foregoing, no Current Report on Form 8-K furnished to the Commission will be incorporated by reference into this Registration Statement. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

None.

Item 6.          Indemnification of Directors and Officers.

Amended and Restated Certificate of Incorporation

In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation eliminates the personal liability of directors to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation further provides that, if the DGCL is amended after the effective date of our amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

 Our amended and restated certificate of incorporation also provides that we shall indemnify, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), any and all persons whom we have power to indemnify under the DGCL.

 The indemnification provided for in our amended and restated certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as our director, officer, employee, or agent, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Bylaws (as amended)

Our bylaws (as amended) provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any director, officer, employee or agent of our company or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

 Our bylaws (as amended) also provide for the advancement of expenses (including attorneys’ fees) incurred by any person in his capacity as a director or an officer of our company in defending a civil, criminal, administrative or investigative action, suit or proceeding of the type contemplated by Section 145 of the DGCL prior to the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by us.

Pursuant to our bylaws (as amended), we may, upon resolution passed by our board of directors, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of our certificate of incorporation.

 The indemnification provided for in our bylaws (as amended) is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Liability Insurance

We also maintain a policy of directors’ and officers’ liability insurance to indemnify our directors and officers with respect to actions taken by them on our behalf.

 Indemnification Agreements

Through Indemnity Agreements with various directors and officers, we have, subject to certain conditions and limitations, agreed to indemnify and hold harmless an officer or director if he or she is or was a party, or is threatened to be made a party, to any Action (as defined in the Indemnity Agreements) by reason of his or her status as, or the fact that he or she is or was or has agreed to become, a director or officer of our company, and/or is or was serving or has agreed to serve as a director or officer of an Affiliate (as defined in the Indemnity Agreements), and/or as to acts performed in the course of his or her duty to our company and/or to an Affiliate, against Liabilities and reasonable Expenses (each as defined in the Indemnity Agreements) incurred by or on behalf of the officer or director in connection with any Action, including, without limitation, in connection with the investigation, defense, settlement or appeal of any Action. Also through Indemnity Agreements, we have agreed to pay to the officer or director, in advance of the final disposition or conclusion of any Action, the officer or director’s reasonable expenses incurred by or on behalf of the officer or director in connection with such Action, provided that certain conditions are satisfied. Finally, through Indemnity Agreements, we have agreed that we may purchase and maintain insurance on behalf of an officer or director against any liability and/or expense asserted against him or her and/or incurred by or on behalf of him or her in such capacity as an officer or director of our company and/or of an Affiliate, or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability or advance expenses under the provisions of the Indemnity Agreement or under the DGCL as it may then be in effect.

 Delaware Law

Section 145 of the DGCL, which was adopted by our company as described above, provides that a corporation may indemnify any persons, including officers and directors, who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation, such as our company, may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.          Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Santa Margarita, State of California, on March 20, 2015.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Thomas Steipp
Thomas Steipp
President, Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas Steipp and Tony Chung, jointly and severally, his attorneys-in-fact and agents, each with power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of March, 2015.

Signature	Title

/s/ Thomas Steipp	President, Chief Executive Officer and Director
Thomas Steipp	(Principal Executive Officer)

/s/ Tony Chung	Chief Financial Officer
Tony Chung	(Principal Financial Officer and Principal Accounting Officer)

/s/ Abdi Mahamedi	Chairman of the Board of Directors
Abdi Mahamedi

/s/ Ricardo Salas	Executive Vice President and Director
Ricardo Salas

/s/ Bob Howard-Anderson	Director
Bob Howard-Anderson

/s/ Scott Gillis	Director
Scott Gillis

/s/Richard Sevcik	Director
Richard Sevcik

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EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on October 28, 2013).

4.2	Bylaws of Liquidmetal Technologies, Inc. (incorporated by reference to Exhibit 3.2 to the Form 10-Q filed on August 14, 2003).

4.3	Amendment to ByLaws of Liquidmetal Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on September 21, 2011).

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Form 10-Q filed on August 14, 2003).

4.5	Liquidmetal Technologies, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on February 9, 2015).

4.6	Form of Incentive Stock Option Agreement for Liquidmetal Technologies, Inc.’s 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on February 9, 2015).

4.7	Form of Nonqualified Stock Option Agreement for Liquidmetal Technologies, Inc.’s 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on February 9, 2015).

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of SingerLewak LLP.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

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